SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2005

PDI, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Saddle River Executive Centre 1 Route 17 South Saddle River, NJ 07458
(Address of principal executive office)
Registrant’s telephone number, including area code: (201) 258-8450
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 4, 2005, PDI, Inc. (the “Company”) issued a press release announcing that its board of directors authorized the discontinuation of the InServe Support Solutions portion of the Company’s medical teams business unit. Effective January 1, 2006, the Company’s MD&D contract sales teams, also formerly reported under the medical teams business unit, will be reported under its dedicated teams business unit, leveraging existing corporate infrastructure. The InServe Support Solutions business will be discontinued effective March 31, 2006.

In connection with this course of action, the Company expects to incur approximately $300,000 to $400,000 in one-time severance costs and approximately $50,000 in costs related to the acceleration of depreciation of fixed assets. The severance costs are expected to result in future cash expenditures.

A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 2.06.	Material Impairments.

On December 4, 2005, PDI, the Company issued a press release announcing that its board of directors authorized the discontinuation of the InServe Support Solutions portion of the Company’s medical teams business unit. Effective January 1, 2006, the Company’s MD&D contract sales teams, also formerly reported under the medical teams business unit, will be reported under its dedicated teams business unit, leveraging existing corporate infrastructure. The InServe Support Solutions business will be discontinued effective March 31, 2006.

In connection with this course of action, the Company expects to take impairment charges in the fourth quarter of 2005 of approximately $7.8 million relating to the impairment of goodwill and approximately $524,000 relating to the impairment of intangible assets. None of these impairment charges are expected to result in future cash expenditures.

A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)     Exhibits

          99.1                     Press Release dated December 4, 2005.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2005	PDI, INC.
	By:	/s/ Brian Boyle
	Name:	Brian Boyle
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.   Description
___________   ____________

99.1	Press Release dated December 4, 2005